EXHIBIT 5

                                PEZZOLA & REINKE
                           A Professional Corporation
                                Counselors at Law

                           Lake Merritt Plaza Building
                        1999 Harrison Street, Suite 1300
                            Oakland, California 94612
                            Telephone (510) 273-8750
                            Facsimile (510) 834-7440

                               February 5, 1998

US Diagnostic Inc.
777 South Flagler Drive
Suite 1201-East
West Palm Beach, FL  33401

         RE:      REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

         As outside counsel to US Diagnostic Inc., a Delaware corporation (the "Company"), we have been asked by the Company to review the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission on, or about, February 6, 1998 (the "Registration Statement"). This is in connection with the registration under the Securities Act of 1933, as amended, of one million seven hundred thousand (1,700,000) shares of the Company's Common Stock, $0.01 par value per share (the "Plan Shares"), none of which are presently issued and outstanding.

         As your general counsel, we have examined the proceedings and such other documents as we have deemed necessary relating to the issuance of one million seven hundred thousand (1,700,000) Plan Shares to be issued under the Company's 1995 Long-Term Incentive Plan.

         In rendering this opinion, we have assumed, without investigation, the genuineness of all signatures; the correctness of all certificates; the authenticity of all documents submitted to us as originals; the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies; and the accuracy and completeness of all records made available to us by, or on behalf of, the Company. In addition, we have assumed, without investigation, the accuracy of the representations and

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US Diagnostic, Inc.
February 5, 1998
Page 2
RE:  REGISTRATION STATEMENT ON FORM S-8

statements as to factual matters made by the Company, its officers and employees, and public officials. Nothing has come to our attention, however, which would lead us to question the accuracy or completeness of such representations, warranties or statements.

         In rendering the opinion hereinafter expressed, we have examined and relied upon such documents and instruments as we have deemed necessary and appropriate. It is our opinion that the Plan Shares, when subsequently issued upon payment therefor in accordance with the terms of the 1995 Long-Term Incentive Plan, will be validly issued, fully paid and nonassessable.

         We are admitted to practice law only in the State of California, and we express no opinion concerning any law other than the law of the State of California. This opinion is intended solely for your benefit and is not to be relied upon by any other person, firm, or entity without our prior written consent.

         We consent to the use of this opinion as an Exhibit to the Registration Statement, and further consent to all references to this Firm in the Registration Statement and any amendments thereto.

                                                     Very truly yours,

                                                     /s/ Pezzola & Reinke, APC
                                                     ---------------------------
                                                     PEZZOLA & REINKE
                                                     A Professional Corporation